Exhibit (a)(5)(Y)

EXTENSION OF THE ACCEPTANCE PERIOD OF THE
PUBLIC TENDER OFFER OF SHARES OF ENDESA, S.A.
MADE BY E.ON Zwölfte Verwaltungs GmbH

Pursuant to article 19 of Royal Decree 1197/1991, of 26 July, on public tender offers for securities (“Royal Decree 1197/1991”), the Spanish Securities and Exchange Commission (Comisión Nacional del Mercado de Valores) (the “CNMV”) has resolved to extend the acceptance period of the public tender offer of shares of Endesa, S.A. (“Endesa”) made by E.ON Zwölfte Verwaltungs GmbH (the “Offeror”), authorized by the CNMV on November 16, 2006.

Given that the Extraordinary General Shareholders Meeting of Endesa has been called so as to be held on March 20 or 21, 2007, in first or second call, respectively, the acceptance period of the Offer, which started on January 26, 2007 and was initially scheduled to end on 26 February 2007, has been extended by the CNMV until March 29, 2007, included.

The terms of the Offer are included in the explanatory prospectus of the Offer (the “Prospectus”) and in the supplement (the “Supplement”) to the Prospectus which is publicly available in accordance with Royal Decree 1197/1991.

The Prospectus, the Supplement and the documentation attached thereto are already available to any interested party in the registered offices of the Offeror, the registered offices of the Endesa, the registered offices of the Governing Bodies of the Stock Exchanges of Madrid, Barcelona, Bilbao and Valencia, the registered offices of Santander Investment, S.A., the registered offices of Santander Investment Bolsa, S.V., S.A., the registered offices of Santander Investment S.A. Corredores de Bolsa, in Chile, and in the registered offices of the New York Stock Exchange, the Santiago Stock Exchange, the Electronic Stock Exchange, and the Valparaíso Stockbrokers. Equally, the Prospectus, the Supplement and any complementary documentation will be available for consultation in the public registries of the CNMV. Additionally, only the Prospectus, the Supplement and the model of announcement will be available on the webpage of the CNMV (www.cnmv.es), on the webpage of E.ON AG (www.eon.info), on the webpage of Endesa (www.endesa.es) and on the webpage of the Chilean Securities and Insurance Regulator (www.svs.cl). In Chile, shareholders of Endesa will be able to obtain a copy of the Supplement and of the complementary documentation through the Chilean Securities and Insurance Regulator (Av. Libertador Bernardo O'Higgins 1449 - Santiago, Chile).

Düsseldorf, February 15, 2007

Dr. Frank Fischer
E.ON Zwölfte Verwaltungs GmbH

On January 26, 2007, E.ON Aktiengesellschaft (“E.ON”), through its wholly owned subsidiary E.ON Zwölfte Verwaltungs GmbH, filed a tender offer statement on Schedule TO regarding its tender offer for ordinary shares and ADSs of Endesa S.A. (“Endesa”) with the U.S. Securities and Exchange Commission (“SEC”). Endesa investors and security holders are urged to read the U.S. tender offer statement (as updated and amended), because it contains important information. Furthermore, Endesa investors and security holders are urged to read the Spanish prospectus from E.ON regarding the Spanish tender offer for Endesa because it contains important information. The Spanish prospectus and certain complementary documentation were authorized in Spain by the Spanish Comisión Nacional del Mercado de Valores (the “CNMV”). Investors and security holders may obtain a free copy of the Spanish prospectus and its complementary documentation from E.ON, Endesa, the four Spanish Stock Exchanges, Santander Investment Bolsa SV SA, Santander Investment SA, Corredores de Bolsa, and elsewhere. The Spanish prospectus is also available on the web sites of the CNMV (www.cnmv.es), E.ON (www.eon.com), and elsewhere. Likewise, Endesa investors and security holders may obtain a free copy of the U.S. tender offer statement and other documents filed by E.ON with the SEC on the SEC’s web site at www.sec.gov. The U.S. tender offer statement and these other documents may also be obtained for free from E.ON by directing a request to E.ON AG, External Communications, Tel.: 0211- 45 79 - 4 53.